SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Core Scientific, Inc.

(Name of Registrant as Specified In Its Charter)

Two Seas Capital LP

Two Seas Capital GP LLC

Sina Toussi

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On September 29, 2025, Two Seas Capital LP issued the following press release and letter to Core Scientific, Inc.’s shareholders:

Two Seas Capital Files Definitive Proxy Statement and Issues Letter to Core Scientific Shareholders Urging Them to Vote AGAINST Company’s Proposed Sale to CoreWeave

NEW YORK, Sept. 29, 2025 -- Two Seas Capital LP ("Two Seas" or "we"), an alternative investment management firm and the largest active shareholder of Core Scientific, Inc. ("Core Scientific" or the "Company") (NASDAQ: CORZ), today announced that it has filed its definitive proxy statement with the Securities and Exchange Commission ("SEC") in connection to its opposition to the Company's proposed sale to CoreWeave, Inc. ("CoreWeave") (NASDAQ: CRWV) on the terms announced on July 7, 2025.

Two Seas also issued the following letter to fellow Core Scientific shareholders explaining its opposition to the transaction at the proposed terms, including an inadequate valuation, a deficient structure and a flawed process, and urging CORZ shareholders to vote AGAINST this transaction on the GOLD proxy card so that they can realize full and fair value for their investment in the Company.

Dear Fellow Core Scientific Shareholders:

As long-standing investors in Core Scientific, Inc. (the “Company”) and the largest owner outside of the index funds, we are enthusiastic about the Company’s prospects. Core Scientific is uniquely positioned to capitalize on the significant demand for high-performance computing infrastructure given its significant scale, ready access to low-cost power and data center talent, and we are not surprised that the Company has, again, attracted buyout interest from its main customer, CoreWeave, Inc. (“CoreWeave”). However, we were gravely disappointed that the Core Scientific Board agreed to sell the Company to CoreWeave, without even contacting other parties, for an extremely low price and in a structure that fully exposes Core Scientific shareholders to CoreWeave’s highly volatile stock.

We are not alone. The market reaction to this mispriced and poorly structured deal was swift and negative. Core Scientific stock plunged 18% on the deal announcement, making it one of the worst one-day price declines for an M&A target this century. With bright prospects and no need for capital or a sale, Core Scientific and its Board should have demanded much more.

We intend to vote AGAINST this transaction and urge you to do the same.

We are delivering to you today a proxy statement that describes myriad reasons why this transaction is not in the best interest of Core Scientific shareholders. We encourage you to review it and vote with us on the enclosed GOLD proxy card.

All that said, we recognize and appreciate the value that CoreWeave sees in Core Scientific. Indeed, we agree there is strategic merit to the combination. However, we believe there is no reason for Core Scientific shareholders to support this transaction at this exchange ratio and with this structure. Core Scientific’s future remains far too bright. With recent commercial transactions in the sector driving significant value appreciation for Core Scientific’s peers, it is obvious to us that Core Scientific stock would be much higher than it is today were it not for the merger overhang.

CoreWeave is attempting to acquire Core Scientific at a valuation that does not reflect the Company’s potential, using a currency (CoreWeave stock) that had appreciated more than 300% in just a few months. Since the announcement of this poorly structured, one-sided merger, CoreWeave’s stock price has fallen significantly, while Core Scientific’s peers have gained considerable value and are announcing new, value-accretive deals almost every week. Given the significant appreciation across the sector, even dramatic appreciation in CoreWeave’s stock price will not yield a fair price for the Company. The exchange ratio was lopsided from the start and remains so.

The Core Scientific Board should never have agreed to this deal. The Company’s executives were as bullish as we are on the Company’s standalone prospects, at least until the deal granted them a massive, near-term windfall. Those executives will benefit from immediate vesting (at generous levels) and reimbursement of excise taxes upon close. Effectively, they are guaranteed today all the benefits they would receive over time if a standalone Core Scientific executed well on its strategic plan, while we, as shareholders, are not.

Core Scientific’s standalone future and our opportunity to benefit from it are being cut short by this transaction. We are being deprived of the benefits of owning one of the best positioned, cash-flow producing assets in the artificial intelligence landscape. CoreWeave can and should pay more. Otherwise, we are happy to continue to own this great company as it grows and benefits for many years to come from the wave of data center demand being driven by the global AI revolution.

Please read the enclosed materials and vote with us — AGAINST this transaction on the GOLD proxy card — so that we can all realize a fair value for our investment in Core Scientific.

Sincerely,

Sina Toussi

Founder, President and Chief Investment Officer

Two Seas Capital LP

If you have any questions or require any assistance with voting your shares, please call our proxy solicitor:

Innisfree M&A Incorporated

Shareholders: (877) 687-1865 (toll-free from the U.S. or Canada)
or (412) 232-3651 (from other countries)

Banks and brokers may call collect: (212) 750-5833

About Two Seas Capital LP

Two Seas, founded in 2020 and led by Chief Investment Officer Sina Toussi, specializes in event-driven investing anchored by rigorous fundamental research and a targeted focus on special situations. With approximately $1.6 billion in assets under management, Two Seas' approach is designed to uncover market inefficiencies where value can be realized through the resolution of legal and regulatory events. The Two Seas team is highly regarded for its rigorous due diligence and its ability to translate complex and dynamic scenarios into actionable investment opportunities.

Media Contacts

Steve Bruce / Taylor Ingraham / Keely Gispan

ASC Advisors

twoseas@ascadvisors.com

(203) 992-1230

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. This press release does not recommend the purchase or sale of a security. There is no assurance or guarantee with respect to the prices at which any securities of Core Scientific or CoreWeave will trade, and such securities may not trade at prices that may be implied herein. In addition, this press release and the discussions and opinions herein are for general information only, and are not intended to provide investment advice.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words "expects", "anticipates", "believes", "intends", "estimates", "plans", "will be" and similar expressions. Although Two Seas believes that the expectations reflected in forward-looking statements contained herein are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and are generally beyond the control of Two Seas, Core Scientific or CoreWeave—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. In addition, the foregoing considerations and any other publicly stated risks and uncertainties should be read in conjunction with the risks and cautionary statements discussed or identified in Core Scientific and CoreWeave's respective public filings with the U.S. Securities and Exchange Commission, including those listed under "Risk Factors" in annual reports on Form 10-K and quarterly reports on Form 10-Q and those related to the pending transaction involving Core Scientific and CoreWeave (the "Pending Transaction"). The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Two Seas does not undertake any obligation to update or revise any forward-looking information or statements. Certain information included in this material is based on data obtained from sources considered to be reliable. Any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should not be viewed as factual and should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and, unless required by law, are subject to revision without notice.

Funds and investment vehicles (collectively, the "Two Seas Funds") managed by Two Seas currently beneficially own shares of Core Scientific and CoreWeave. The Two Seas Funds are in the business of trading (i.e., buying and selling) securities and intend to continue trading in the securities of Core Scientific and CoreWeave. You should assume the Two Seas Funds will from time to time sell all or a portion of their holdings of Core Scientific and/or CoreWeave in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares. Consequently, Two Seas' beneficial ownership of shares of, and/or economic interest in, Core Scientific and/or CoreWeave may vary over time depending on various factors, with or without regard to Two Seas' views of the Pending Transaction or Core Scientific and/or CoreWeave's respective businesses, prospects, or valuations (including the market price of Core Scientific and/or CoreWeave shares), including, without limitation, other investment opportunities available to Two Seas, concentration of positions in the portfolios managed by Two Seas, conditions in the securities markets, and general economic and industry conditions. Without limiting the generality of the foregoing, in the event of a change in Core Scientific and/or CoreWeave's respective share prices on or following the date hereof, the Two Seas Funds may buy additional shares or sell all or a portion of their holdings of Core Scientific and/or CoreWeave (including, in each case, by trading in options, puts, calls, swaps, or other derivative instruments). Two Seas also reserves the right to change the opinions expressed herein and its intentions with respect to its investments in Core Scientific and CoreWeave, and to take any actions with respect to its investments in Core Scientific and CoreWeave as it may deem appropriate, and disclaims any obligation to notify the market or any other party of any such changes or actions, except as required by law.

Important Information

Two Seas, Two Seas Capital GP LLC ("Two Seas GP"), and Sina Toussi ("Mr. Toussi" and, together with Two Seas and Two Seas GP, the "Participants") have filed a definitive proxy statement and accompanying GOLD proxy card (the “Proxy Statement”) with the SEC to be used to solicit proxies for votes against the proposed acquisition of Core Scientific by CoreWeave at the upcoming special meeting of the Company's shareholders. THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION REGARDING THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS BY SECURITY HOLDINGS OR OTHERWISE. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.